Exhibit 99.1



                       INVESTMENT PROFILE
     A Quarterly Newsletter of Heartland Financial USA, Inc.
         [HEARTLAND FINANCIAL USA, INC. LOGO] [GRAPHIC]
                          www.htlf.com
    1398 Central Ave., P.O. Box 778, Dubuque, Iowa 52004-0778


Volume 11, Issue 1
__________________

First Quarter 2003


INVESTMENT PROFILE
is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company's current financial performance.


Community Banking
_________________

Dubuque Bank & Trust

Galena State Bank

First Community Bank

Riverside Community Bank

Wisconsin Community Bank

New Mexico Bank & Trust


Consumer Finance
________________

Citizens Finance


Vehicle Leasing and
Fleet Management
___________________

ULTEA


Contact
_______

John K. Schmidt
(563) 589-1994

JSCHMIDT@

dubuquebank.com


HIGHLIGHTS
* Heartland recorded an 18% increase in earnings from continuing operations for the first quarter of 2003. Net income from continuing operations increased $703 thousand for the first quarter of 2003 when compared to the same quarter in 2002.
* Total net income for the first quarter of 2003 increased $581 thousand or 15% for the quarters under comparison. The Eau Claire branch of Wisconsin Community Bank was sold effective December 15, 2002. This discontinued operation contributed net income of $122 thousand during the first quarter of 2002.
* Growth in net interest income, due primarily to growth in earning assets, was the major contributor to the improved earnings during the first quarter of 2003. Noninterest income remained stable while noninterest expense increased. Additional income from gains on sale of loans and activities within the available for sale and trading securities portfolios was offset by a valuation adjustment on mortgage servicing rights and an increase in amortization on mortgage servicing rights. The increase in noninterest expense was attributable to the implementation of imaging technology across all the bank subsidiaries and to expansion in the Santa Fe, New Mexico, and Phoenix, Arizona, markets.
* During its first three months of operation, New Mexico Bank & Trust's branch in Santa Fe has attracted deposits of nearly $5 million.
* Heartland has joined with experienced local bankers to form a de novo bank in Phoenix, Arizona. We hope to begin operation of Arizona Bank & Trust later this summer.
* Total assets remained stable at March 31, 2003, increasing $16 million since year-end 2002. Loans and leases increased $58 million and deposits increased $29 million since year-end 2002. Nearly two-thirds of the growth inthe loan portfolio was commercial and commercial real estate.
* The allowance for loan and lease losses at March 31, 2003, was 1.38% of loans and 337% of nonperforming loans, compared to 1.37% of loans and 359% of nonperforming loans, at year-end 2002.

INVESTOR INFORMATION
Heartland's common stock is currently traded in the over-the-counter market under the symbol "HTLF" and is eligible for quotation on the OTC Bulletin Board. Our common stock has been approved by The Nasdaq Stock Market, Inc. for quotation on the Nasdaq National Market System. We expect to be listed on Nasdaq during the second quarter of 2003 under the same symbol. Heartland is its own stock transfer agent. Any correspondence may be directed to Lois K. Pearce, Corporate Secretary. Primary market makers are:

*  Howe Barnes Investments, Inc., 135 S. LaSalle Street,
   Chicago, IL 60603-4398, Phone 800-800-4693
*  FTN Financial Securities Corporation, 2525 West End Avenue,
   Suite 330, Nashville, TN 37203, Phone 888-801-3477

Heartland's trust preferred securities are traded on the American
Stock Exchange under the symbol "HFT.Pr."
Additional information about Heartland is available through our website at www.htlf.com.

STOCK VALUE PER SHARE

   PE Ratio - Basic (3/31/03):     12.418

52-Week Price Range (3/31/03):     $13.60-$23.00

      Closing Price (3/31/03):     $22.85

         Book Value (3/31/03):     $12.86

   Price/Book Value (3/31/03):     177.68%

             Current Dividend:     $0.40 (annualized)

                        Yield:     1.75%

 Shares Outstanding (3/31/03):     9,927,755

[GRAPH DEPICTING VALUES IN THE FOLLOWING TABLE]

                    Market Value        Book Value
                    ____________        __________

 3/31/01              $12.50             $10.33

12/31/01              $12.80             $11.06

 3/31/02              $13.65             $11.24

12/31/02              $17.25             $12.60

 3/31/03              $22.85             $12.86


                               ###

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission. Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events.

FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share data)

                                      For the Three Months Ended
                                               March 31
                                           2003        2002
                                        ----------  ----------
Income Statement Data
 Net interest income (tax equivalent)   $   16,122  $   13,552
 Provision for loan losses                   1,304         981
 Noninterest income                          8,475       7,986
 Noninterest expense                        16,057      14,646
 Income tax expense                          2,349       1,806
 Income from continuing operations           4,524       3,821
 Income on discontinued operations               -         122
 Net income                                  4,524       3,943

Ratios
 Return on average equity                    14.56%      14.68%
 Return on average assets                     1.04        0.98
 Net interest margin (tax equivalent)         4.12        3.77
 Allowance as a percent of total loans        1.38        1.38
 Earnings per share-diluted             $     0.45  $     0.40
 Earnings per share from continuing
  operations-diluted(1)                       0.45        0.39
 Adjusted earnings per share-diluted(2)       0.45        0.40
 Adjusted earnings per share from
  continuing operations-diluted(3)            0.45        0.39
 Dividends per share                          0.10        0.10
 Book value per share                        12.86       11.24

Balance Sheet Data
 Total assets                           $1,802,115  $1,631,437
 Total loans and leases, net
  of unearned                            1,233,536   1,093,805
 Total deposits                          1,366,991   1,217,199
 Stockholders' equity                      127,704     110,540

(1)  Excludes discontinued operations of our Eau Claire branch.
(2) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147.
(3) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147 and the discontinued operations of our Eau Claire branch.

                              For the Years Ended December 31,
                                2002       2001        2000
                              ---------- ---------- ----------

Income Statement Data
 Net interest income
  (tax equivalent)            $   59,253 $   50,080 $   44,974
 Provision for loan losses         3,553      4,258      2,976
 Noninterest income               32,757     30,261     26,979
 Noninterest expense              62,771     58,333     54,070
 Income tax expense                7,523      5,530      4,211
 Income from continuing
  operations                      16,590     11,129      9,579
 Income on discontinued
  operations                       2,277        285          7
 Net income                       18,867     11,414      9,586

Ratios
 Return on average equity          16.44%     11.32%     10.69%
 Return on average assets           1.13       0.72       0.70
 Net interest margin
  (tax equivalent)                  4.04       3.67       3.74
 Allowance as a percent of
  total loans                       1.37       1.33       1.30
 Earnings per share
  -diluted                    $     1.91 $     1.18 $     0.98
 Earnings per share from
  continuing operations-
  diluted(1)                        1.68       1.15       0.98
 Adjusted earnings per
  share-diluted(2)                  1.91       1.28       1.09
 Adjusted earnings per share
  from continuing operations-
  diluted(3)                        1.68       1.26       1.09
 Dividends per share                0.40       0.37       0.36
 Book value per share              12.60      11.06      10.00

Balance Sheet Data
 Total assets                 $1,785,979 $1,644,064 $1,466,387
 Total loans and leases,
  net of unearned              1,175,236  1,105,205  1,042,096
 Total deposits                1,337,985  1,205,159  1,101,313
 Stockholders' equity            124,041    107,090     96,146


(1)  Excludes discontinued operations of our Eau Claire branch.
(2) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147.
(3) Excludes goodwill amortization discontinued with the adoption of FAS Nos. 142 and 147 and the discontinued operations of our Eau Claire branch.

TOTAL ASSETS           TOTAL LOANS            TOTAL DEPOSITS
(In thousands)         (In thousands)         (In thousands)

[GRAPHS DEPICTING VALUES IN THE TABLES ABOVE]

EARNINGS PER SHARE                            ALLOWANCE AS
FROM CONTINUING        NET INTEREST MARGIN    PERCENT OF
OPERATIONS-DILUTED     (tax equivalent)       TOTAL LOANS

[GRAPHS DEPICTING VALUES IN THE TABLES ABOVE]